UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): June 22, 2012

TRUEBLUE, INC.

(Exact Name of Registrant as Specified in Its Charter)

Washington

(State or Other Jurisdiction of Incorporation)

001-14543	91-1287341
(Commission File Number)	(IRS Employer Identification No.)

1015 A Street, Tacoma, Washington	98402
(Address of Principal Executive Offices)	(Zip Code)

(253) 383-9101

(Registrant’s Telephone Number, Including Area Code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(c)	Appointment of Chief Operating Officer

TrueBlue, Inc. (the “Company”) plans to appoint William J. Grubbs as the Company’s Executive Vice President and Chief Operating Officer effective October 15, 2012 (the “Effective Date”), and Mr. Grubbs’ employment with the Company will commence on the Effective Date.

Mr. Grubbs, age 54, was most recently the executive vice president and chief operating officer of SFN Group, Inc. (“SFN Group”). He held that position from November 2007 until October 2011. From February 2007 to November 2007, Mr. Grubbs served as executive vice president of SFN Group and from November 2005 to February 2007 he served as its chief marketing and corporate development officer. From March 2002 to September 2005, Mr. Grubbs served as chief operating officer of Spring Group PLC, a publicly held information technology and professional staffing and recruiting company based in the United Kingdom.

Pursuant to the terms of an offer letter from the Company, following commencement of employment with the Company Mr. Grubbs’s compensation would consist of the following:

•	An annual base salary of $450,000;

•	The ability to participate in the Company’s executive bonus plan with a target bonus potential of 60% of base pay and a maximum bonus potential of 90% of base pay;

•	A grant of restricted stock having an approximate value of $180,000 vesting over a four-year period;

•	The ability to participate in the Company’s long-term incentive plan with an annual grant of equity valued at up to 120% of base pay;

•	A signing bonus of $60,000; and

•	Reimbursement of relocation costs and a relocation bonus of $10,000.

Mr. Grubbs will be an at-will employee of the Company and the offer letter does not constitute an agreement or contract for employment. The offer letter states that when Mr. Grubbs enters into an at-will employment agreement in connection with commencement of employment, such agreement will provide for twelve months severance in the event his employment is terminated by the Company without cause or by him with good reason.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TRUEBLUE, INC.
(Registrant)

Date: June 22, 2012	By:	/s/ James E. Defebaugh
James E. Defebaugh
Executive Vice President,
General Counsel and Secretary